THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
          NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 4 HEREOF. A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS SUCH CONDITIONS ARE COMPLIED WITH AND UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.


                  MANAGED INCOME SECURITIES PLUS FUND, INC.

                              Floating Rate Note

          No. ___                                    $500.00(U.S.)
                                                 New York, New York
                                                   February 5, 1997

               Managed Income Securities Plus Fund, Inc., a
          Delaware corporation duly organized and existing under the laws of the State of Delaware (the "Fund," which term includes any successor entity), for value received promises to pay to _____ or registered assigns, the principal sum of FIVE HUNDRED DOLLARS ($500.00), on the earliest to occur of (i) December 30, 2017,
          (ii) redemption of this Note pursuant to Section 5 hereof or (iii) upon the dissolution of the Fund.

                    See Section 6 for certain definitions.

                    1. Payment of Interest. The Fund promises to pay interest quarterly in arrears on the unpaid principal amount hereof (computed on the basis of a 360-day year and the actual number of days involved), for each Interest Period, at the Applicable Rate. The "Applicable Rate" shall equal the three-month London Interbank Offering Rate ("LIBOR") plus 2.50%; provided, however, such rate per annum shall not exceed the maximum rate permitted by applicable law. LIBOR shall be determined by Bear, Stearns & Co. Inc., as calculation agent (the "Calculation Agent"), on the Applicable Rate Determination Date (as hereinafter defined) for each Interest Period in accordance with the following provisions:

                    (i)  With respect to an Applicable Rate
               Determination Date, LIBOR will be determined by the Calculation Agent on the basis of the offered rate for three-month deposits in U.S. dollars, commencing on the second London Banking Day immediately following such Applicable Rate Determination Date, which appears on Telerate page 3750 (or such other page as may replace such Telerate page 3750 for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, on such Applicable Rate Determination Date. If no rate appears on Telerate page 3750 (or such other page as may replace such page), LIBOR in respect of that Applicable Rate Determination Date will be determined as if the parties had specified the rate described in (ii) below.

                    (ii) With respect to an Applicable Rate
               Determination Date on which no offered rate appears on Telerate page 3750 (or such other page), as applicable, as described in (i) above, LIBOR will be determined by the Calculation Agent on the basis of the rates at approximately 11:00 A.M., London time, on such Applicable Rate Determination Date at which three-month deposits in U.S. dollars are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second London Banking Day immediately following such Applicable Rate Determination Date and in a principal amount equal to an amount of not less than ONE MILLION DOLLARS ($1,000,000.00) that is representative of a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Applicable Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Applicable Rate Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Applicable Rate Determination Date by three major banks in the City of New York, selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a maturity of three months and commencing on the second London Banking Day immediately following such Applicable Rate Determination Date and in a principal amount equal to an amount of not less than ONE MILLION DOLLARS ($1,000,000.00) that is representative of a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the annual rate at which interest is payable will be the annual rate in effect on such Applicable Rate Determination Date.

          The calculations of the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the notes.

               The Fund shall pay interest on March 30, June 30, September 30 and December 30 of each year (or, if such day is not a Business Day, on the next succeeding Business Day, except if such Business Day falls in the next calendar month, payment shall be made on the immediately preceding Business Day), commencing on March 30, 1997, and ending at the maturity date (each an "Interest Payment Date"). Interest payable on any Interest Payment Date shall accrue from and including the immediately preceding Interest Payment Date (or the date of original issue in the case of the first Interest Payment Date) to and excluding such Interest Payment Date.

                    2.  Method of Payment.  The Fund shall pay
          interest on this Floating Rate Note, due December 30, 2017, or such earlier date as may be determined in accordance with the provisions thereof (the "Note"), to the person who is the registered holder of this Note at the close of business on the Record Date next preceding the Interest Payment Date notwithstanding any registration of transfer or exchange subsequent to the Record Date and prior to the next succeeding Interest Payment Date. Unless the Fund agrees in writing with a particular holder to a different method of payment, payments of principal and interest shall be made by check mailed to, or by electronic transfer to the account of, the security holder.

                    3. Register of Holders. The Fund shall keep at its principal office or shall cause its transfer agent to keep at its principal office a register (the "Register") in which shall be entered the names and addresses of the registered holders of the Notes and particulars of the respective Notes held by them and of all transfers and exchanges of such Notes. References herein to the "Holder" of a Note or a "Noteholder" shall mean the Person listed in the Register as the payee of such Note unless the payee shall have presented such Note to the Fund for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The ownership of the Notes shall be proven by the Register. For the purpose of paying principal and interest on the Notes, the Fund shall be entitled to rely on the names and addresses in the Register and, notwithstanding anything to the contrary contained in this Note, no event of default shall occur if payment of principal and interest is made to, and in accordance with, the names and addresses and other particulars contained in the Register.

                    4.  RESTRICTIONS ON TRANSFER.  THE NOTE
          REPRESENTED HEREBY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND IS BEING OFFERED AND SOLD IN THE UNITED STATES EXCLUSIVELY TO ACCREDITED INVESTORS. THIS NOTE MAY NOT BE OFFERED, PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON WITHOUT THE PRIOR WRITTEN CONSENT OF THE FUND IN ITS SOLE DISCRETION, WHICH CONSENT MAY BE WITHHELD WITH OR WITHOUT REASON. ANY PURPORTED TRANSFER WITHOUT SUCH CONSENT SHALL BE VOID AND MAY BE DISREGARDED BY THE COMPANY.

                    5.  Redemption.

                    5.1  Redemption at the Fund's Option.  This
          Note will be redeemable on any date at the option of the Fund. The Notes are so redeemable at 100% of the principal amount thereof (the "Redemption Price"), plus interest accrued to but excluding the date fixed for redemption.

                    5.2  Payment of Notes Called for Redemption.
          Upon redemption, this Note shall become due and payable on the redemption date and at the Redemption Price, together with interest accrued to but excluding the date fixed for redemption, and on and after said date interest on the Notes so called for redemption shall cease to accrue. Upon payment of the Redemption Price, together with interest accrued thereon to the redemption date, this Note shall be deemed canceled without necessity for presentation and surrender to the Fund.

                    6.  Certain Definitions.

                    "Applicable Rate Determination Date" shall mean the second London Banking Day preceding each Interest
          Payment Date.

                    "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed.

                    "Interest Period" shall mean the period from and including the issue date or from and including the most recent Interest Payment Date to and including the next succeeding interest Payment Date or maturity.

                    "London Banking Day" shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

                    "Record Date" shall mean the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

                    7.  Miscellaneous.

                    7.1 Successors. All agreements of the Fund in the Notes shall bind its respective successors.

                    7.2  New York Law.  THE NOTES SHALL BE
          CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

                    7.3  Separability.  In case any provision in
          the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions thereof shall not in any way be affected or impaired thereby.


                    IN WITNESS WHEREOF, the Fund has caused this Note to be duly executed as of the date first above written.

                                        MANAGED INCOME SECURITIES
                                          PLUS FUND, INC.

          Dated:  February 5, 1997       By:_____________________________
                                             Name:  Frank J. Maresca
                                             Title: Vice President

          Attest:

          By:_________________________
             Name:  Vincent L. Pereira
             Title: Assistant Secretary